Exhibit 2

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 24th day of November, 2015 (the “Effective Date”), by and between SHENZHEN INFINOVA LIMITED, a company formed under the laws of the People’s Republic of China (the “Purchaser”), and CBC AMERICAS Corp., a New York corporation (the “Seller”).

WHEREAS, the Seller owns 543,715 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of Vicon Industries, Inc., a Delaware corporation (“Vicon”), which constitutes all of the shares of Common Stock that the Seller owns;

WHEREAS, the Seller’s ownership of the Shares is evidenced by an account statement issued by Computershare Trust Company, N.A., acting as the transfer agent for Vicon (the “Transfer Agent”), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Transfer Agent has provided to the Seller a transfer request form (the “Transfer Request Form”), a copy of which is attached hereto as Exhibit B, which must be completed and delivered to the Transfer Agent in order to effect the sale of the Shares as contemplated in this Agreement; and

WHEREAS, the Seller desires to sell the Shares to the Purchaser, the Purchaser desires to purchase the Shares from the Seller, and the parties desire to set forth the terms and conditions governing the purchase and sale of the Shares.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.              Purchase and Sale of Shares.

(a)           In consideration of, and in express reliance upon, the respective representations and warranties of each of the Seller and the Purchaser in this Agreement, the Seller agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Seller at an aggregate purchase price of FIVE HUNDRED NINETY-EIGHT THOUSAND EIGHTY-SIX DOLLARS AND FIFTY CENTS ($598,086.50), or $1.10 per Share (the “Purchase Price”).

(b)           The closing of the purchase and sale of the Shares under this Agreement (the “Closing Date”) shall occur after the Effective Date, when all of the following conditions have been satisfied (in the following chronological order):

(i)     The Purchaser delivers originally executed versions (or copies of such versions, as applicable) of this Agreement to the following Chinese regulatory agencies for their review and approval: (a) the Development and Reform Commission of Shenzhen Municipality; (b) the Economic Trade and Information Technology Commission of Shenzhen Municipality; and (c) the State Administration of Foreign Exchange Shenzhen Branch (collectively, the “Chinese Regulatory Agencies”);

(ii)     The Purchaser receives confirmation that this Agreement and the wire transfer described in clause (iii) of this Section 1(c) have been approved by each of the Chinese Regulatory Agencies (collectively, the “Regulatory Approvals”) and delivers copies of such confirmations to the Seller;

(iii)     Promptly upon (but in no event later than three (3) business days after) receipt of the Regulatory Approvals, the Purchaser delivers payment of the Purchase Price by wire transfer of immediately available funds to the following account:

Account Name and Address:	CBC AMERICAS Corp. 2000 Regency Parkway Suite 600 Cary, North Carolina 27518
Account Number:	410200166
Bank Name:	The Bank of Tokyo-Mitsubishi UFJ, Ltd, New York Branch
ABA Routing Number:	026009632

;

(iv)     provided that the Seller (or the Seller’s attorney) has received from the Purchaser the Purchaser’s completed portion (including signature, if any is required) of the Transfer Request Form, the Seller mails a properly completed and fully executed Transfer Request Form, including medallion stamp guarantee (confirming the sale of the Shares described in Section 1(a) above), to the Transfer Agent at the address set forth on the Transfer Request Form, and provides to the Purchaser an overnight delivery service tracking number that evidences such mailing; and

(v)     The Transfer Agent registers the Shares in the name of the Purchaser in the books and records of Vicon maintained by the Transfer Agent.

2.             Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser that:

2.1           Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to enter into this Agreement, to sell and deliver the Shares to the Purchaser, and to perform all other obligations hereunder.

2.2          Voting Rights. The Seller is not a party to, or otherwise subject to, any agreement or understanding (including any voting trust, irrevocable proxy or other agreement or understanding), which affects or relates to the voting or giving of written consents with respect to any of the Shares.

2.3           Authorization. All corporate action on the part of the Seller and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Seller hereunder, and the sale and delivery of the Shares being sold hereunder, has been taken or is being taken simultaneously with the execution of this Agreement. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4          Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Seller is required in connection with the consummation of the transactions contemplated by this Agreement, except as contemplated by Section 5.8 below.

2.5           Liens. The Seller is the sole owner of the Shares. and the Shares are owned free and clear of any liens, encumbrances, pledges, charges, claims, adverse interests or restrictions of any kind or description (“Liens”).

2.6           Shares. The Seller has no information relating to the total number of issued and outstanding shares of Common Stock of Vicon other than the information set forth in Vicon’s publicly available securities filings.

2.7            Compliance with Other Instruments. (a) The Seller is not in violation or default of any instrument, judgment, order, writ, decree, agreement, obligation or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation, in each case applicable to the Shares, or any agreement, instrument, mortgage or other obligation to which the Seller is a party or by which it is bound relating in any way to the Shares and (b) the consummation of the transactions contemplated hereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such instrument, judgment, order, writ, decree, agreement, obligation or contract or an event that results in the creation of any Lien upon any of the Shares.

2.8            Lawful Disposition. The Seller’s sale of the Shares is lawful under the laws of the jurisdiction of its incorporation and the jurisdiction in which it operates (if different), and such sale will not contravene any law, regulation or regulatory policy applicable to it.

2.9          No Reliance. Except for the Purchaser’s representations and warranties set forth in Article III hereof, the Seller has not relied on the Purchaser or any Affiliate in connection with its determination as to the legality of its sale of the Shares or as to the other matters referred to in Section 2.8 above.

2.10        Reliance on Representations. The Purchaser would not have agreed to purchase the Shares from the Seller without the execution and delivery of this Agreement (including the representations and warranties contained in this Article 2).

3.              Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller that:

3.1            Organization. The Purchaser is a company duly organized under the laws of the People’s Republic of China, and has all requisite power and authority to enter into this Agreement, to purchase the Shares from the Seller, and to perform all other obligations hereunder.

3.2           Authorization. All action on the part of the Purchaser and its officers, directors and equity holders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Purchaser hereunder, and the purchase of the Shares being sold hereunder, has been taken or is being taken simultaneously with the execution of this Agreement. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3           Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Purchaser is required in connection with the consummation of the transactions contemplated by this Agreement, except for the Regulatory Approvals and any filing that it is required to make under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

3.4           Compliance with Other Instruments. (a) The Purchaser is not in violation or default of any instrument, judgment, order, writ, decree, agreement, obligation or contract to which it is a party or by which it is bound, or of any provision of any statute, rule or regulation, in each case applicable to the Shares, or any agreement, instrument, mortgage or other obligation to which the Purchaser is a party or by which it is bound relating in any way to the Shares and (b) the consummation of the transactions contemplated hereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such instrument, judgment, order, writ, decree, agreement, obligation or contract or an event that results in the creation of any Lien upon any of the Shares.

3.5           Investor Sophistication. The Purchaser is a sophisticated institutional investor and has such knowledge and experience in financial and business matters and expertise in assessing credit risk, it is capable of evaluating the merits, risks and suitability of purchasing the Shares, it is relying exclusively on the Seller’s representations and warranties set forth in Article 2 hereof and its own sources of information and credit analysis with respect to the Shares and it is able to bear the economic risks of and an entire loss of its investment in the Shares.

3.6           No Information or Advice. Except as set forth in the Seller’s representations and warranties in Article 2 hereof, (a) neither the Seller nor any Affiliate (as defined herein) has provided the Purchaser with any information or advice with respect to the Shares, and (b) neither the Seller nor any Affiliate has made or makes any representation as to the credit quality of Vicon.

3.7            Lawful Acquisition. The Purchaser’s acquisition of the Shares is lawful under the laws of the jurisdiction of its incorporation and the jurisdiction in which it operates (if different), and such acquisition will not contravene any law, regulation or regulatory policy applicable to it.

3.8         Suitable Investment. The Purchaser has determined, or will determine, based on the Seller’s representations and warranties set forth in Article 2 hereof, its own independent review and such professional advice as it has deemed, or will deem, appropriate under the circumstances, that its acquisition of the Shares (a) is fully consistent with its financial need, objectives and condition, (b) complies and is fully consistent with all investment policies, guidelines and restrictions applicable to it, and (c) is a fit, proper and suitable investment for it, notwithstanding the clear and substantial risks inherent in investing in or holding the Shares.

3.9            No Reliance. Except for the Seller’s representations and warranties set forth in Article 2 hereof, the Purchaser has not relied on the Seller or any Affiliate in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to in Section 3.7 or 3.8 above.

3.10         Reliance on Representations. The Seller would not have agreed to sell the Shares to the Purchaser without the execution and delivery of this Agreement (including the representations and warranties contained in this Article 3).

4.            Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt of the Regulatory Approvals, by (a) mutual written consent of the Seller and the Purchaser, (b) the Seller or the Purchaser if the Regulatory Approvals are not received on or prior to December 18, 2015 or (c) the Seller or the Purchaser if the other party breaches or fails to perform in any material respect any of its representations, warranties or agreements set forth in this Agreement. In the event of such termination, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Seller or the Purchaser, other than this Section 4 and Article 5 (other than Section 5.1) below, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representations, warranty or agreement set forth in this Agreement.

5.             Miscellaneous.

5.1         Survival of Warranties. The respective warranties, representations and agreements of the Seller and the Purchaser contained in or made pursuant to this Agreement shall survive the delivery of and the payment for the Shares and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the other party hereto.

5.2           Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Shares). The Seller may not assign this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3           Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. The parties hereto irrevocably consent to the exclusive jurisdiction of the state and federal courts located in New York County in the State of New York, for the settlement of any disputes that arise under this Agreement. Each of the parties hereto waives any objection to the venue in any such proceeding, whether on the grounds of forum non-conveniens or otherwise.

5.4           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. The parties hereto agree to execute and deliver six originals of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.5         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6           Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day (with notice also provided by one of the other methods provided for hereunder), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 5.6).

5.7         Finder’s Fee. Neither the Seller nor the Purchaser is or will be obligated for any finders’ fee or commission in connection with this transaction.

5.8           Filings. The Seller agrees to timely file any amendment to or final report on Schedule 13D to report the sale of the Shares under the 1934 Act, and to make any other filings that it is required to make under applicable law within any required time periods.

5.9           Expenses. The Seller shall pay for any and all filing fees (including, without limitation, any filing fees for Schedule 13D and/or 13G filings under the 1934 Act and the fees and expenses of any filing agent engaged by the Purchaser to complete such filings, but not including any legal fees incurred by Purchaser’s legal counsel relating to such filings) that have been or will be incurred by the Seller or the Purchaser in connection with the transactions contemplated by this Agreement. The Seller and Purchaser shall each bear their respective legal fees that they incur in connection with the transactions contemplated by this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.10          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Seller and the Purchaser.

5.11         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.12         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements with respect to such subject matter.

5.13         Indemnification. Each of the Seller and the Purchaser shall, with respect to the representations, warranties and agreements made by it herein, indemnify, defend and hold the other party hereto and such other party’s officers, directors, stockholders, employees, agents and affiliates (collectively, the “Indemnitees”), harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel for the Indemnitees in connection with any investigative, administrative or judicial proceeding (a “Proceeding”), whether or not any of the Indemnitees shall be designated a party thereto, which may be (a) imposed on the Indemnitees, (b) incurred by the Indemnitees, or (c) asserted against the Indemnitees by a third party, as a result of a breach of any representation or warranty of the Seller or the Purchaser, as the case may be, under this Agreement or as a result of or in connection with any Proceeding brought by any current or former stockholder or current or former employee of the Seller or the Purchaser, as the case may be (or any predecessor of thereof), against any of the Indemnitees arising out of or in connection with this Agreement (or any other agreement, document or instrument executed pursuant hereto or thereto), or the transactions contemplated herein.  Each of the Seller and the Purchaser agree, as applicable, to reimburse any of the Indemnitees for any reasonable legal or other expenses incurred by it in connection with any such Proceeding. The right to indemnification set forth above shall be in addition to any other remedies available to the parties hereto at law or in equity.

5.14         Representation by Counsel; Construction of Agreements. Each party hereto acknowledges and agrees that it has been represented by independent counsel of its own choice in connection with the preparation and negotiation of this Agreement and in connection with the transactions contemplated hereby and thereby. This Agreement shall be construed as though all of the parties participated equally in the drafting of the same, and any rule of construction setting forth that an agreement shall be construed against the drafter thereof shall not be applicable to this Agreement.

5.15         Cooperation. Purchaser and Seller agree to execute any documents and cooperate with any requests of the other party which are reasonably necessary to consummate the transactions contemplated by this Agreement, or which are reasonably necessary to give effect to the provisions of this Agreement. In connection with (a) completing and delivering the Transfer Request Form pursuant to Section 1(c)(iv) above, (b) making any required changes to the Transfer Request Form to effect the change in registration described in Section 1(c)(v) above, and/or (c) providing additional documents or information to the Transfer Agent (as requested by the Transfer Agent), the Seller agrees to provide such information and documents, and take such actions, on an expedited basis.

5.16         Defined Terms. The following terms shall have the following meanings:

(a)        “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:

SHENZHEN INFINOVA LIMITED

By:	/s/ Jeffrey Liu
	Name:	Jeffrey Liu
	Title:	Chairman

Address:	Infinova Building, Guan Lan High Tech Park, Huan Guan Road South, Bao An District, Shenzhen, Guangdong Province, 518110, P. R. China Tel: +86 755 8609 5989 Fax: +86-755-8609 5167 Attention: Jeffrey Liu

SELLER:

CBC AMERICAS CORP.

By:	/s/ Kazuhiko Kondo
	Name:	Kazuhiko Kondo
	Title:	Senior Executive Vice President and Chief Operating Officer

Address:	2000 Regency Parkway Suite 600 Cary, North Carolina 27518 Fax: (919) 230-2268 Attention: Phil Petito

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Computershare Account Statement

EXHIBIT B

Transfer Request Form